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                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                            First Health Group Corp.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    320960107
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                                 (CUSIP Number)

                                December 21, 2001
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                  (continued on following pages)


                                Page 1 of 5 Pages



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CUSIP NO. 320960107                    13G                     Page 2 of 5 Pages
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   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

       CIBC Trust Company (Bahamas) Limited, as Trustee of Settlement Trust 551
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   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)
                                                                             (b)
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   3   SEC USE ONLY

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   4   CITIZENSHIP OR PLACE OF ORIGIN

       Bahamas
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     NUMBER OF SHARES        5   SOLE VOTING POWER
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH       99,999
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                             6   SHARED VOTING POWER

                                 -0-
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                             7   SOLE DISPOSITIVE VOTING POWER

                                 99,999
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                             8   SHARED DISPOSITIVE VOTING POWER

                                 -0-
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   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       99,999
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   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

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   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

       0.01%
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   12  TYPE OF REPORTING PERSON*

       00
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 320960107                    13G                     Page 3 of 5 Pages
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ITEM 1.

(a)  Name of Issuer: First Health Group Corp.

(b) Address of Issuer's Principal Executive Offices: 3200 Highland Avenue, Downers Grove, Illinois 60515

ITEM 2.

(a) Name of Person Filing: CIBC Trust Company (Bahamas) Limited, as Trustee of Settlement Trust 551 ("CIBC")

(b) Address of Principal Business Office or, if none, Residence: Post Office Box N-3933, Goodman's Bay Corporate Centre, West Bay Street, Nassau, Bahamas

(c)  Citizenship: CIBC is organized in the Bahamas

(d)  Title of Class of Securities: Common Stock

(e)  CUSIP Number: 32096017

ITEM 3.

     If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o).

(b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)  [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
         78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  [ ] An investment advisor in accordance with (S)240.13d-1(b)(1)(ii)E);

(f)  [ ] An employee benefit plan or endowment fund in accordance with
         (S)240.13d-1(b)(1)(ii)(F);

(g)  [ ] A parent holding company or control person in accordance with
         (S)240.13d-1(b)(1)(ii)(G);

h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

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CUSIP NO. 320960107                    13G                     Page 4 of 5 Pages
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ITEM 4. OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)   Amount beneficially owed: 99,999*

(b)   Percent of class: 0.01%**

(c)   Number of shares as to which the person has:

      (i)      Sole power to vote or to direct the vote:  99,999

      (ii)     Shared power to vote or to direct the vote:  0

      (iii)    Sole power to dispose or to direct the disposition of:  99,999

      (iv)     Shared power to dispose or to direct the disposition of:  0

**Based on 99,610,266 shares of the Issuer's Common Stock outstanding as of November 7, 2001.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |X|.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 320960107                    13G                     Page 5 of 5 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 11, 2002


                                   CIBC Trust Company (Bahamas) Limited, as
                                   Trustee of Settlement Trust 551


                                   BY: /s/ Kim L. Storr
                                       -----------------------------------------
                                       Kim L. Storr, Authorized Signatory

                                   BY: /s/ Christine N. Green
                                       -----------------------------------------
                                       Christine N. Green, Authorized Signatory